Exhibit 21.1

Schedule 1

Subsidiaries of KBS SOR as of January 4, 2011

KBS Finance LLC	KBS SOR CMBS Owner, LLC
KBS Strategic Opportunity Holdings LLC	KBS SOR Debt Holdings II LLC
KBS Strategic Opportunity Limited Partnership	KBS SOR Debt Holdings II X LLC
KBS 1300 Highland, LLC	KBS SOR Iron Point, LLC
KBS 1300 Highland JV, LLC	KBS SOR Northridge, LLC
KBS SOR 1635 N. Cahuenga JV, LLC	KBS SOR Park Highlands, LLC
KBS SOR Academy Point, LLC	KBS SOR Park Highlands JV, LLC
KBS SOR Acquisition I, LLC	KBS SOR Primera Court, LLC
KBS SOR Acquisition II, LLC	KBS SOR Properties, LLC
KBS SOR Acquisition III, LLC	KBS SOR Richardson Portfolio JV, LLC
KBS SOR Acquisition IV, LLC	KBS SOR Roseville Commerce Center, LLC
KBS SOR Acquisition V, LLC	KBS SOR Village Overlook, LLC
KBS SOR Acquisition VI, LLC
KBS SOR Acquisition VII, LLC
KBS SOR Acquisition VIII, LLC
KBS SOR Acquisition IX, LLC
KBS SOR Acquisition X, LLC